Exhibit 10.1

RETIREMENT AND SEPARATION AGREEMENT

THIS RETIREMENT AND SEPARATION AGREEMENT (this “Agreement”) is made by and between PARKER DRILLING COMPANY, a Delaware corporation (“Parker Drilling”), and ROBERT L. PARKER, JR. (“Executive”) this 1st day of November, 2013 (“Effective Date”). Parker Drilling and Executive are sometimes referred to collectively as the “Parties” or individually as a “Party”.

PURPOSE

Parker Drilling and Executive have reached a mutual agreement that Executive’s employment with Parker Drilling will terminate as a result of Executive’s decision to retire at the close of business on December 31, 2013 (the “Retirement Date”) pursuant to the terms of this Agreement.

TERMS

To achieve a final and amicable resolution of the employment relationship in all its aspects and in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Termination of Employment Agreement. Except as otherwise provided herein (including, but not limited to, Sections 8, 12 and 15 hereof), this Agreement replaces and terminates that certain First Amended and Restated Employment Agreement entered into as of March 21, 2011, as amended by the Parties on August 29, 2011 and March 5, 2012 (collectively, the “Employment Agreement”), and will constitute the entire agreement between the Parties.

2. Resignation as Officer and Termination of Employment. Executive hereby resigns all positions as an officer, employee, representative or agent of Parker Drilling and its affiliates effective as of the close of business on the Retirement Date. While Executive is resigning from his positions as officer, employee, representative or agent of Parker Drilling, Executive is not resigning his current positions as director and chairman of the Board of Directors of Parker Drilling (the “Board”), which terms are set to expire at the close of the 2014 annual meeting of Parker Drilling stockholders.

3. Payment of Accrued Amounts.

(a) Parker Drilling shall continue to pay to Executive his base salary of $425,000 per year through the Retirement Date, in accordance with Parker Drilling’s normal payroll schedule and procedures for its executives.

(b) On or before the Retirement Date, Parker Drilling shall pay to Executive an amount equal to $204.32 for each hour of Executive’s accrued but unused paid time off as of the Retirement Date.1

[1]	Calculated by dividing base salary by 2,080 annual hours. $425,000 ÷ 2,080 hrs = $204.32/hr.

(c) In the event that the Compensation Committee of the Board approves 2013 annual cash bonuses to other executives under the Parker Drilling Company Incentive Compensation Plan (as Amended and Restated Effective January 1, 2009), Executive shall receive at the same time as the other participants a cash bonus for 2013, based on the same corporate scorecard applied to other senior executives and Executive’s individual performance factor, as determined by the Compensation Committee.

4. Cash Payment. Provided that the Waiver and Release referenced in Section 11 and attached hereto as Appendix B becomes irrevocable by Executive (defined as the Waiver Effective Date in the Waiver and Release), Parker Drilling shall pay to Executive in a lump sum six (6) months following the Retirement Date an amount equal to $2,488,023.50.2

5. Vesting of Restricted Stock and Performance Units on Pro Rata Basis. Executive is the recipient of certain Parker Drilling restricted stock units and performance units that are not vested as of the Effective Date (respectively “RSUs” and “Performance Units”), which RSUs and Performance Units are listed on Appendix A to this Agreement. Parker Drilling granted the RSUs and Performance Units to Executive pursuant to certain award agreements (the “Award Agreements”), the Parker Drilling Company 2010 Long-Term Incentive Plan; the Parker Drilling Company Long-Term Incentive Program for 2011; the Parker Drilling Company Long-Term Incentive Program for 2012; and the Parker Drilling Company 2010 Long-Term Incentive Plan, as Amended and Restated on May 8, 2013 (collectively, the “LTIP”). The terms of the Award Agreements provide that Executive’s rights to the RSUs shall vest on a Pro Rata Basis (as defined in the LTIP) upon termination of Executive’s employment with Parker Drilling under certain circumstances. Parker Drilling hereby fully vests and removes all restrictions from, the number of RSUs designated on Appendix A as vested on the Retirement Date (December 31, 2013), and such RSUs are hereby fully vested and transferable to Executive free of any and all restrictions as of the Retirement Date. All RSUs that remain unvested as of the Retirement Date shall be forfeited by Executive as of the Retirement Date. Section 2(c) of the Employment Agreement provides that Executive’s rights to the Performance Units shall vest on a Pro Rata Basis (as defined therein). Payment for such Performance Units shall be made at such time as the Compensation Committee of the Board certifies Parker Drilling’s performance during each of the Performance Periods as defined in Section 2(c) of the Employment Agreement.

6. Group Health Coverage.

(a) Parker Drilling shall provide to Executive and his covered dependents, if any, coverage as in effect for Executive on the date immediately prior to the Retirement Date under Parker Drilling’s group health plan and group dental plan for a period of twenty-four (24) months following the Retirement Date; provided, however, Executive and his covered dependents, if any, shall not be required to pay any portion of the premium cost to retain such coverages except that the cost of such coverages will be imputed as income and reported as wages to Executive in the event that Parker Drilling maintains a self-funded group health plan and/or group dental plan and such Parker Drilling-provided coverage would otherwise be discriminatory within the meaning of Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”). In all other respects, Executive shall be treated the same as other participants under the terms of such plans.

(b) From and after the later of (i) the end of the then 24-month period described in Section 6(a) or (ii) the date on which Executive no longer receives health benefits (if any) as a member of the Board, Executive and his covered dependents, if any, shall be entitled to elect continuation coverage under such plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and Parker Drilling’s procedures for COBRA administration (“COBRA Coverage”). In the event that COBRA Coverage is elected, (i) the COBRA time period shall not be reduced by the post-termination continuation coverage provided pursuant to Section 6(a) and (ii) Executive (and his covered dependents, if any) must pay the full COBRA premium rates as effective during the COBRA Coverage period. In the event Executive does not execute and deliver the Waiver and Release described in Section 11, Executive and his covered dependents, if any, shall be entitled to only COBRA Coverage after the Retirement Date.

[2]	Calculated based on a high salary of $606,835 and a high bonus of $637,177. ($606,835 + $637,177) x 2 = $2,488,023.50.

(c) In the event of any change to the group health plan or group dental plan following the Retirement Date, Executive shall be treated consistently with senior officers of Parker Drilling (or its successor) with respect to the terms and conditions of coverage and other substantive provisions of the plan; provided, however, no participant contributions shall be required from Executive (and his covered dependents, if any) unless COBRA Coverage is in effect. Notwithstanding the foregoing provisions of this Section 6(c), the coverage of Executive (and his dependents, if any) under such health and/or dental plans maintained by Parker Drilling shall terminate in the event that Executive becomes employed by another for-profit employer which maintains a group health plan or plans for its employees providing group health coverage or group dental coverage, as applicable; provided, however, any COBRA Coverage shall not be terminated unless and until permitted under COBRA. For purposes of the preceding sentence, (i) the coverage of Executive (and his dependents, if any) under the health and/or dental plans maintained by Parking Drilling shall not terminate until Executive becomes eligible to participate in such group health and group dental coverage of another for-profit employer and (ii) personal coverage obtained by Executive other than through employment or coverage available by reason of Executive’s performance of services as an independent contractor shall not be considered.

7. Withholdings; Right of Offset. Parker Drilling may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal deductions made with respect to Parker Drilling’s employees generally, and (c) any advances made to Executive and owed to Parker Drilling.

8. Indemnity Rights. The Parties agree that the terms and provisions of Section 24 of the Employment Agreement shall remain in full force and effect.

9. Miscellaneous Matters.

(a) Parker Drilling shall allow Executive to retain the AXA life insurance policy #111300091 referenced in Section 5(a)(2) of the Employment Agreement, with a maximum death benefit of $3,000,000 payable to the Designated Beneficiary under the policy. In order for Executive to continue the life insurance coverage, he must pay all premium amounts due after the Retirement Date. Parker Drilling shall assign any and all rights in such insurance policy to Executive, and Executive agrees to assume any and all obligations for future payments due under such insurance policy.

(b) Executive shall be allowed to retain the iPhone provided by Parker Drilling without cost to Executive, but Executive shall assume and pay all usage, repair or replacement charges associated with the iPhone from and after the Retirement Date; provided, however, that (i) Parker Drilling shall pay for the cost of usage and the data plan for Executive’s iPhone and iPad so long as Executive remains the Non-Executive Chairman of the Board and (ii) Parker Drilling retains the right to remove any information related to Parker Drilling which exists on the iPhone from and after the Retirement Date.

(c) Executive shall also be allowed to retain the laptop computer, the iPad and the Dell PC at Executive’s home that were provided by Parker Drilling, without cost to Executive; provided, however, that Parker Drilling retains the right to remove any information related to Parker Drilling which exists on the laptop, iPad or Dell PC from and after the Retirement Date.

(d) Executive shall have access to assistance from Parker Drilling’s Information Technology Help Desk and shall be permitted to continue use of his Parker Drilling email account, but such assistance and use of such email account may be withdrawn at any time after Executive’s service as a member of the Board is concluded.

(e) Executive shall be allowed to use an office at Parker Drilling’s headquarters and shall be provided with secretarial support (not to exceed ten (10) hours per week) and an access card for such office, so long as Executive remains the Non-Executive Chairman of the Board.

(f) Except as otherwise provided hereunder, promptly after the Retirement Date, Executive shall return to Parker Drilling all property of Parker Drilling in Executive’s possession. Likewise, Parker Drilling shall return to Executive (or provide access so that Executive may collect) all property of Executive in Parker Drilling’s possession, on a mutually agreeable schedule that shall not extend beyond the date of the 2014 annual meeting of Parker Drilling stockholders.

10. Future Board Service. For purposes of business continuity and in order to facilitate a seamless and orderly succession plan in connection with relinquishing his role as Chairman of the Board at the close of the 2014 annual meeting of Parker Drilling stockholders, Executive agrees to stand for re-election as a Class III director at such annual meeting of stockholders, and Parker Drilling shall pay Executive $250,000 on the business day preceding Parker Drilling’s annual meeting of stockholders in each of the 2015, 2016 and 2017 calendar years; provided, however, that on each of such business days Executive serves, and has continuously since the Retirement Date served, as a director on the Board. This additional stipend is based upon Executive’s agreement to provide ad hoc support to Parker Drilling in matters that would be beneficial to the interests of Parker Drilling, including Executive’s historical and industry knowledge, client relationships and related expertise. The amounts payable to Executive pursuant to this Section 10 shall be in addition to, and not in lieu of, the compensation and benefits that Executive is otherwise entitled to as a non-employee director of Parker Drilling, including, without limitation, annual cash retainer fees, meeting fees, equity grants and other fees and reimbursements payable to a Class III director. The Board shall designate Executive as Chairman Emeritus of the Board, effective when Executive ceases to serve as a director of the Board.

11. Global Release of Claims. On the Retirement Date, Executive shall execute and deliver to Parker Drilling the Waiver and Release attached hereto as Appendix B (the “Waiver and Release”).

12. Restrictive Covenants. The Parties (a) agree that the terms and provisions of Sections 10 through 20 of the Employment Agreement shall remain in effect after the Effective Date pursuant to their respective terms and (b) acknowledge and agree that the restrictions under Sections 13 through 15 of the Employment Agreement shall expire on December 31, 2014, subject to Section 17 of the Employment Agreement.

13. Knowing and Voluntary Agreement. The Executive understands it is his choice whether to enter into this Agreement and that his decision to do so is voluntary and is made knowingly. The Executive acknowledges that he has been advised by Parker Drilling to seek legal counsel to review this Agreement.

14. Press Release. Parker Drilling and Executive shall cooperate in the preparation of a press release by Parker Drilling announcing Executive’s planned retirement from Parker Drilling, the content of which shall be subject to the review and approval of Executive, which approval shall not be unreasonably withheld, conditioned or delayed. In no event shall Executive’s rights under this Section 14 prevent Parker Drilling from fulfilling its obligations under applicable stock exchange rules and securities laws and regulations.

15. Dispute Resolution. If any dispute arises out of or is related to this Agreement, Parker Drilling and Executive hereby agree to resolve such dispute pursuant to the provisions of Section 28 of the Employment Agreement.

16. Severability. It is the desire of the parties hereto that this Agreement (including the provisions of the Employment Agreement incorporated by reference herein) be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 28 of the Employment Agreement), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

17. No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by Parker Drilling or Executive of any liability whatsoever, or as an admission by Parker Drilling of any violation of the rights of Executive or any other person, or any violation of any order, law, statute, duty or contract.

18. Intention to Comply with Code Section 409A.

(a) This Agreement is intended to comply with Code Section 409A. Executive acknowledges that if any provision of this Agreement (or of any award of compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A and accompanying Treasury regulations and other authoritative guidance, such additional tax and interest shall solely be his responsibility.

(b) Pursuant to Code Section 409A, no reimbursement of any expense shall be made by Parker Drilling after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.

(c) For purposes of Code Section 409A, each payment under this Agreement shall be deemed to be a separate payment. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to Executive under this Agreement may not be reduced by, or offset against, any amount owing by Executive to Parker Drilling or any of its affiliates.

19. Attorneys’ Fees. On or before December 31, 2013, Parker Drilling shall pay Executive for the attorneys’ fees reasonably incurred by Executive in the negotiation, drafting and execution of this Agreement and the documents contemplated herein. Also, Parker Drilling shall pay Executive for the attorneys’ fees reasonably incurred by Executive from time to time in the implementation and any enforcement of this Agreement by Executive. At Executive’s request, such payments shall be made directly by Parker Drilling to such attorneys.

20. Governing Law. This Agreement will be interpreted and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws.

21. Notices. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other party at the address for that party set forth below that party’s signature on this Agreement, or at such other address as the recipient has designated by notice to the other party. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 21.

22. Entirety and Integration. Upon the execution hereof by Parker Drilling and Executive, this Agreement (including the provisions of the Employment Agreement incorporated by reference herein) shall constitute a single, integrated contract expressing the entire agreement of the parties relative to the subject matter hereof and supersedes all prior negotiations, understandings and/or agreements, if any, of the parties. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement.

23. Authorization. Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which may be executed in multiple counterparts, as of the date first above written.

PARKER DRILLING COMPANY	EXECUTIVE

/s/ Gary G. Rich	/s/ ROBERT L. PARKER, JR.
By: Gary G. Rich	ROBERT L. PARKER, JR.
Its: President and CEO

Date: 11/01/13	Date: 11/01/13

Address for Notices:	Address for Notices:

Parker Drilling Company	Mr. Robert L. Parker, Jr.
Attn: Chairman, Compensation Committee	3113 Avalon Place
of the Board of Directors	Houston, Texas 77019
5 Greenway Plaza, Suite 100
Houston, Texas 77046

Appendix A

Restricted Stock Unit Grants

Date of Award Agreement	Number of Grant Units	Number of Units Forfeited	Number of Units Vested as of December 31, 2013
March 11, 2011	144,396	8,022	136,374
May 18, 2012	115,930	51,524	64,406
May 20, 2013	118,056	91,821	26,235

Total	378,382	151,367	227,015

Performance Unit Grants

Date of Award Agreement	Number of Grant Units	Number of Units Vested as of December 31, 2013
March 11, 2011	12,533.57 (Performance Units)	12,533.57
May 18, 2012	12,534 (Performance Units)	8,356
May 20, 2013	3,761 (Performance Cash Units)	1,254
May 20, 2013	88,542 (Performance Stock Units)	29,514

Appendix B

WAIVER AND RELEASE

Pursuant to the terms of the Retirement and Separation Agreement made as of November 1, 2013, between Parking Drilling Company (the “Company”) and me (the “Retirement and Separation Agreement”), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, including the payment of severance as provided in the Retirement and Separation Agreement six (6) months following the Retirement Date (as defined in the Retirement and Separation Agreement), I, ROBERT L. PARKER, JR., do freely and voluntarily enter into this Waiver and Release (the “Release”), which shall become effective and binding on the eighth day following my signing this Waiver and Release as provided herein (the “Waiver Effective Date”). It is my intent to be legally bound, according to the terms set forth below.

In exchange for the payments and other benefits to be provided to me by the Company pursuant to the Retirement and Separation Agreement (the “Separation Payment” and “Separation Benefits”), I hereby agree and state as follows:

1. I, individually and on behalf of my heirs, personal representatives, successors, and assigns, release, waive, and discharge Company, its predecessors, successors, parents, subsidiaries, merged entities, operating units, affiliates, divisions, insurers, administrators, trustees, and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing (hereinafter “Released Parties”), from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from my employment and termination from employment with Company, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 2000e, et seq.), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866 (42 U.S.C. §§1981, 1983 and 1985), which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act (29 U.S.C. §621, et seq.), which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001, et seq. ), which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended (42 U.S.C. § 12101, et seq.), which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601, et seq.), which provides medical and family leave; the Fair Labor Standards Act (29 U.S.C. § 201, et seq.), including the wage and hour laws relating to payment of wages; and all other federal, state and local laws and regulations prohibiting employment discrimination. This Release also includes, but is not limited to, a release of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Company has dealt with me unfairly or in bad faith, and all other common law contract and tort claims.

Notwithstanding the foregoing, I am not waiving any rights or claims that may arise after this Waiver and Release is signed by me. Moreover, this Waiver and Release does not apply to any claims or rights which, by operation of law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; however, by signing this Waiver and Release I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Nothing in this Waiver and Release shall affect in any way my rights of indemnification and directors and officers liability insurance coverage provided to me pursuant to the Company’s by-laws, my employment agreement, and/or pursuant to any other agreements or policies in effect prior to the effective date of my termination, which shall continue in full force and effect, in accordance with their terms, following the Waiver Effective Date.

2. I forever waive and relinquish any right or claim to reinstatement to active employment with Company, its affiliates, subsidiaries, divisions, parent, and successors. I further acknowledge that Company has no obligation to rehire or return me to active duty at any time in the future.

3. I acknowledge that all agreements applicable to my employment respecting non-competition, non-solicitation, non-recruitment, derogatory statements, and the confidential or proprietary information of the Company shall continue in full force and effect as described in the Employment Agreement, as modified by the Retirement and Separation Agreement.

4. I hereby acknowledge and affirm as follows:

(a) I have been advised to consult with an attorney prior to signing this Waiver and Release.

(b) I have been extended a period of 21 days in which to consider this Waiver and Release.

(c) I understand that for a period of seven days following my execution of this Waiver and Release, I may revoke the Waiver and Release by notifying the Company, in writing, of my desire to do so. I understand that after the seven-day period has elapsed and I have not revoked this Waiver and Release, it shall then become effective and enforceable. I understand that the Separation Payment will not be made under the Retirement and Separation Agreement and I will not be entitled to the Severance Benefits made under the Retirement and Separation Agreement until after the seven-day period has elapsed and I have not revoked this Waiver and Release.

(d) I acknowledge that I have received payment for all wages due at time of my employment termination, including any reimbursement for any and all business related expenses. I further acknowledge that the Separation Payment and the Separation Benefits are consideration to which I am not otherwise entitled under any Company plan, program, or prior agreement.

(e) I certify that, except as provided in the Retirement and Separation Agreement, I have returned all property of the Company, including but not limited to, keys, credit and fuel cards, files, lists, and documents of all kinds regardless of the medium in which they are maintained.

(f) I have carefully read the contents of this Waiver and Release and I understand its contents. I am executing this Waiver and Release voluntarily, knowingly, and without any duress or coercion.

5. I agree to cooperate with the Company and its legal counsel in connection with any current or future litigation, investigation or other legal matters involving the Company about which I have knowledge or information, and I agree to make myself available for that purpose. My obligations to cooperate under this Paragraph 5 shall begin on my Retirement Date and shall continue after the termination of my employment.

(a) Among other matters, I agree to cooperate fully with the Company and its legal counsel in all matters concerning:

(i) requests for information relating to my employment with the Company;

(ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company, which relate to events or occurrences that transpired while I was employed by the Company or of which I otherwise have knowledge; and/or

(iii) any investigation or review by any U.S. or other government, regulatory, quasi-regulatory or self-governing authority (including, without limitation, the U.S. Department of Justice or the U.S. Securities and Exchange Commission) to the extent such investigation or review relates to events or occurrences that transpired while I was employed by the Company or of which I otherwise have knowledge.

(b) Among other activities, my cooperation shall include:

(i) making myself available to meet and speak with officers or employees of the Company, the Company’s counsel or, upon the Company’s request, third-parties, at reasonable times and reasonable locations to be determined by the Company;

(ii) providing truthful and complete information or testimony at interviews or in connection with any legal proceedings or other actions;

(iii) producing all documents in my possession or control requested by the Company;

(iv) executing documents at the Company’s request, provided that they are accurate and truthful; and/or

(v) taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing.

(c) Without the Company’s express prior approval or unless required by law, I will not furnish information to or cooperate with any non-governmental entity or person in connection with any proceeding or legal action involving the Company. Nothing in this Separation Agreement and Release is intended to or shall preclude me from providing truthful and complete testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. I shall notify the Company in writing as promptly as practicable after receiving any such demand and, where possible, shall provide such notice no less than ten (10) days prior to responding or otherwise complying with such demand.

(d) The Company will reimburse me for any reasonable, out-of-pocket travel, hotel and meal expenses and reasonable attorney’s fees (to the extent I reasonably determine legal counsel to be necessary to my cooperation hereunder) incurred in connection with the performance of my obligations pursuant to this Paragraph 5. In addition, if my activities pursuant to this Paragraph 5 require more than ten (10) hours of my time, the Company shall compensate me for all such time at the rate of $205 per hour.

6. I acknowledge that this Waiver and Release shall not be construed as an admission by any of the Released Parties of any liability whatsoever, or as an admission by any of the Released Parties of any violation of my rights or of any other person, or any violation of any order, law, statute, duty or contract.

7. I agree that the terms and conditions of this Waiver and Release are confidential and that I will not, directly or indirectly, disclose the existence of or terms of this Waiver and Release to anyone other than my attorney or tax advisor, except to the extent such disclosure may be required for accounting or tax reporting purposes or otherwise be required by law or direction of a court. Nothing in this provision shall be construed to prohibit me from disclosing this Waiver and Release to the Equal Employment Opportunity Commission in connection with any complaint or charge submitted to that agency.

8. In the event that any provision of this Waiver and Release should be held void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.

9. I hereby declare that this Waiver and Release and the Retirement and Separation Agreement constitute the entire and final settlement between me and the Company, superseding any and all prior agreements, and that the Company has not made any promise or offered any other agreement, except those expressed in this Waiver and Release and the Retirement and Separation Agreement, to induce or persuade me to enter into this Waiver and Release.

IN WITNESS WHEREOF, I have signed this Waiver and Release on the 1st day of November, 2013.

ROBERT L. PARKER, JR.